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                                                                    Exhibit 23.2

                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement (Form F-4) and related Prospectus of Coca-Cola Hellenic Bottling Company S.A., 'CCHBC', to be filed with the Securities and Exchange Commission on or about November 11, 2003, for the registration of $500,000,000 Notes due 2013, and $400,000,000 Notes due 2015, and to the
incorporation by reference therein of our reports dated March 21, 2003, with respect to the consolidated financial statements and schedules of CCHBC included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission on June 30, 2003.


Athens, Greece
November 11, 2003



/s/ Ernst & Young